Exhibit 19

Organizational Functional Area	Finance
Policy For:	Insider Trading

Last Revision Date (Change Made)	January 2025
Last Board Approval Date:	February 2025
Department/Individual Responsible For Maintaining/Updating Policy:	Chief Financial Officer

GLEN BURNIE BANCORP

Insider Trading and Confidentiality Policy

Purpose

The Glen Burnie Bancorp and subsidiary (the “Company”) has adopted this Insider Trading Policy (this “Policy”) to help its directors, officers and employees comply with insider trading laws and to prevent even the appearance of improper insider trading.

Scope

This Policy applies to all directors, officers and employees of the Company, as well as their respective family members and others in their households (collectively referred to as “Insiders”), and any other individuals the Compliance Officer may designate as Insiders because they have access to material nonpublic information concerning the Company.

This Policy applies to any transaction in the Company’s securities, including transactions in common stock, and any other type of securities that the Company may issue.

Confidentiality

Unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in Company stock is prohibited. Company personnel should not discuss internal Company matters or developments with anyone outside of the Company.

This prohibition applies to inquiries which may be made by the financial press, investment analysts or others in the financial community. It is important that all such communications be made through an appropriately designated officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Chief Financial Officer.

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Specific guidance	Generally prohibited activities include the following.

Trading in company securities

No Insider may buy, sell or otherwise trade in Company securities while aware of material nonpublic information concerning the Company.

No Insider may buy, sell or otherwise trade in Company securities during any special trading blackout period applicable to such Insider as designated by the Compliance Officer.

Tipping

Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no Insider may “tip” or provide material nonpublic information concerning the Company to any person other than a director, officer or employee of the Company, unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer.

Giving trading advice

No Insider may give trading advice of any kind about the Company to anyone, whether or not such Insider is aware of material nonpublic information about the Company, except that Insiders should advise other Insiders not to trade if such trading might violate the law or this Policy.

	Engaging in short sales	No Insider may engage in short sales of Company securities. A short sale is the sale of a security that the seller does not own at the time of the trade.

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Specific guidance, con’t

Engaging in derivative transactions

No Insider may engage in transactions in puts, calls or other derivative instruments that relate to or involve Company securities. Such transactions are, in effect, bets on short-term movements in the Company’s stock price and therefore create the appearance that the transaction is based on nonpublic information.

No Insider may engage in hedging transactions involving Company securities, including forward sale or purchase contracts, equity swaps, collars or exchange funds. Such transactions are speculative in nature and therefore create the appearance that the transaction is based on nonpublic information.

Trading in securities of other companies

No Insider may, while in possession of material nonpublic information about any other public company gained in the course of employment with the Company, (a) trade in the securities of the other public company, (b) “tip” or disclose such material nonpublic information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

Exceptions

Acquisitions or dispositions of Company securities under the 401(k) plan, Rule 10b5-1 plan or any other individual account that are made pursuant to standing instructions entered into while the Insider is not in possession of material nonpublic information and, with respect to Section 16 Individuals and Key Employees, while the Company’s trading window is open.

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Definition: “Material” information	The following guidelines should be used to determine whether information is material and nonpublic.

1.
There is no bright line test for determining whether information is material. Such a determination depends on the facts and circumstances unique to each situation, and cannot be made solely based on the potential financial impact of the information.
2.
In general, information about the Company should be considered “material” if:
a.
A reasonable investor would consider the information significant when deciding whether to buy or sell Company securities; or
b.
The information, if disclosed, could be viewed by a reasonable investor as having significantly altered the total mix of information available in the marketplace about the Company.

Put simply, if the information could reasonably be expected to affect the price of the Company’s stock, it should be considered material.

3.
It is important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight. In other words, if the price of the Company’s stock changed as a result of the information having been made public, it will likely be considered material by enforcement authorities.
4.
While it is not possible to identify every type of information that could be deemed “material,” the following matters ordinarily should be considered material:
a.
Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity.
b.
Potential significant mergers and acquisitions or the sale of significant assets or subsidiaries.
c.
New major contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

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Definition: “Material” information, con’t

d.
Stock splits, public or private securities/debt offerings, or changes in dividend policies or amounts.
e.
Significant changes in senior management.
f.
Actual or threatened major litigation, or the resolution of such litigation.
g.
The contents of forthcoming publications that may affect the market price of Company securities.

Definition: “Nonpublic” information

Information is “nonpublic” if it has not been disseminated to investors through a widely circulated news or wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.) or through a public filing with the Securities and Exchange Commission (the “SEC”). For the purposes of this Policy, information will be not considered public until after the close of trading on the second full trading day following the Company’s widespread public release of the information.

Guidance	Any Insider who is unsure whether the information that he or she possesses is material or nonpublic should consult the Compliance Officer for guidance before trading in any Company securities.

Additional provisions	Following are the additional provisions for Section 16 employees and key employees.

1.
Definition: “Section 16 Individual” – Each member of the Company’s Board of Directors (“BOD”), those officers of the Company designated by the BOD as “Section 16 officers” of the Company, and their respective family members and others in their households.

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Additional provisions, con’t

2.
Definition: “Key Employees” – The following individuals are Key Employees because of their position with the Company and their possible access to material nonpublic information:
a.
Active employees of the Company who have met or currently meet the eligibility requirements to receive annual stock option and/or restricted stock unit awards from the Compensation Committee; and
b.
Any other individual designated from time to time by the BOD as a Key Employee.

Trading window	Trading is only permitted while the trading window is open.

1.
Trading Only While Trading Window is Open. Section 16 Individuals and Key Employees may buy, sell or trade in Company securities only while the Company’s trading window is open. In general, the Company’s trading window opens after the close of trading on the second full trading day following the Company’s public announcement of quarterly earnings and remains open through the two weeks prior to the end of the third calendar month of the then-current fiscal quarter.
2.
No Trading While Aware of Material Nonpublic Information. Notwithstanding the provisions of the immediately preceding section, any Section 16 Individual or Key Employee who is in possession of material nonpublic information regarding the Company may not trade in Company securities during an open trading window until the close of trading on the second full trading day following the Company’s widespread public release of such information.

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Rule 10b5-1

Under Rule 10b5-1 of the Securities Exchange Act of 1934, an individual has an affirmative defense against an allegation of insider trading if he or she demonstrates that the purchase, sale or trade in question took place pursuant to a binding contract, specific instruction or written plan that was put into place before he or she became aware of material nonpublic information. Such contracts, irrevocable instructions and plans are commonly referred to as Rule 10b5-1 plans.

Rule 10b5-1 plans have the obvious advantage of protecting against insider trading liability. However, they also require advance commitments regarding the amounts, prices and timing of purchases or sales of Company securities and thus limit flexibility and discretion. In addition, once a Rule 10b5-1 plan has been adopted, it is generally not permissible to amend or modify such plan. Accordingly, while some individuals may find Rule 10b5-1 plans attractive, they may not be suitable for all Insiders.

Pre-Approval

For a Rule 10b5-1 plan to serve as an adequate defense against an allegation of insider trading, a number of legal requirements must be satisfied. Accordingly, anyone wishing to establish a Rule 10b5-1 plan must first receive approval from the Compliance Officer.

Nonpublic information

An individual desiring to enter into a Rule 10b5-1 plan must enter into the plan at a time when he or she is not aware of any material nonpublic information about the Company or otherwise subject to a special trading blackout.

	Trading window	Section 16 Individuals and Key Employees may only establish a Rule 10b5-1 plan when the Company’s trading window is open.

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Penalties & disciplinary actions

Civil and Criminal Penalties: The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to the Insider or tippee, pay significant civil and/or criminal penalties, and serve a lengthy jail term. The Company in such circumstances may also be required to pay major civil or criminal penalties.

Company Discipline: Violation of this Policy or federal or state insider trading or tipping laws by any Insider may, in the case of a director, subject the director to dismissal proceedings and, in the case of an officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

Reporting of Violations: Any Insider who violates this Policy or any federal or state law governing insider trading or tipping, or knows of any such violation by any other Insider, must report the violation immediately to the Compliance Officer. Upon determining that any such violation has occurred, the Compliance Officer, in consultation with the Executive Committee and, where appropriate, the Chair of the Audit Committee, will determine whether the Company should release any material nonpublic information, and, when required by applicable law, shall cause the Company to report the violation to the SEC or other appropriate governmental authority.

Miscellaneous

This Policy will be delivered to all directors, officers, and employees upon its adoption by the Company and to all new directors, officers, and employees at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each Section 16 Individual and Key Employee must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms.

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Acknowledgment	Receipt and Acknowledgment

Upon first receiving a copy of The Bank of Glen Burnie Insider Trading Policy or any revised version thereof, each member of the Board of Directors, each officer designated under the Policy as a “Section 16 Individual” and each individual meeting the definition of “Key Employee” must sign and return to the Director of Human Resources the following receipt and acknowledgement.

I, _______________________________________, hereby acknowledge that I have received and read a copy of The Bank of Glen Burnie Insider Trading Policy and agree to comply with its terms. I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

Signature Date (Printed Name)

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